UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 20, 2011

______________

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 Bullitt Lane, Suite 450 Louisville, Kentucky	40222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2011, the Board of Directors authorized the Company to enter into an Executive Equity Repurchase Agreement (the “Agreement”) whereby certain members of the Company’s management team, including executive officers and directors, would grant the Company a first right to purchase shares of common stock of the Company (the “Common Stock”) beneficially owned by those individuals at then-current market prices, subject to certain exceptions.

There are two circumstances, subject to certain exceptions in each case, in which a party to the Agreement would be required to offer to sell shares of Common Stock beneficially held by such person to the Company.  The first is when any party to the Agreement proposes to transfer more than 1,500 shares of Common Stock to a third party.  The second is when a party to the Agreement separates service from the Company.  In that second circumstance, the Company has the right to acquire all of the shares of Common Stock beneficially owned by the departing person.  In both circumstances, the price per share, if accepted by the Company, would be based on the average of the closing prices of the Common Stock on NASDAQ for a trailing five trading day period.

The Agreement has a five year term, subject to earlier termination by the Company, and participation by each individual is voluntary.

Item 8.01. Other Events.

On December 20, 2011, the Company issued a press release announcing that its Board of Directors has authorized a share repurchase program authorizing the Company to repurchase up to $5 million of the Company’s outstanding common stock from time to time over the next twelve months, subject to renewal by the Board. The Company’s repurchases may be executed through open market purchases, privately negotiated transactions or through the Equity Repurchase Agreement described above or other arrangements which comply with the provisions of the Securities Exchange Act of 1934 and the terms of the Company’s existing credit facility. The program does not require that the Company purchase any specific number of shares or make purchases by a certain time and date. The program may be suspended or discontinued at any time without prior notice.

Item 9.01 Financial Statements & Exhibits

(d)             Exhibits

99.1      Press Release dated, December 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 20, 2011	Sypris Solutions, Inc.

		By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Registrant’s press release dated December 20, 2011.